UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
__________________

FORM 8-K
__________________

CURRENT REPORT

Pursuant to Section 13 or 15(d) of
The Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): May 28, 2014

KBS REAL ESTATE INVESTMENT TRUST II, INC.
(Exact Name of Registrant as Specified in Its Charter)
______________________________________________________

Maryland	000-53649	26-0658752
(State or Other Jurisdiction of Incorporation or Organization)	(Commission File Number)	(I.R.S. Employer Identification No.)

620 Newport Center Drive, Suite 1300
Newport Beach, California 92660
(Address of principal executive offices)

Registrant’s telephone number, including area code: (949) 417-6500

Not Applicable
(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:
☐    Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☐    Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
☐    Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
☐    Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

ITEM 8.01 OTHER EVENTS
Disposition of Plano Business Park
On March 15, 2010, KBS Real Estate Investment Trust II, Inc. (the “Company”), through an indirect wholly owned subsidiary, KBSII Plano Business Park, LLC (the “Owner”), purchased three light industrial buildings containing an aggregate of 283,559 rentable square feet (“Plano Business Park”). Plano Business Park is located at 3801, 3901 and 4001 E. Plano Parkway in Plano, Texas on approximately 19.9 acres of land.
On May 28, 2014, the Owner entered into a purchase and sale agreement and escrow instructions (the “Agreement”) for the sale of Plano Business Park to Exeter Plano Business Park, L.P. (the “Purchaser”), an affiliate of Exeter Industrial REIT III, LLC. The Purchaser is not affiliated with the Company or its advisor. Pursuant to the Agreement, the sale price for Plano Business Park is $23.4 million. As of May 28, 2014, the Company’s cost basis in Plano Business Park, which includes the initial purchase price plus capital expenditures since acquisition of $1.0 million and acquisition fees and expenses, was $17.9 million.
There can be no assurance that the Company will complete the sale of Plano Business Park. The Purchaser would be obligated to purchase Plano Business Park only after satisfaction of agreed upon closing conditions. In some circumstances, if the Purchaser fails to complete the acquisition, it may forfeit up to $235,000 of earnest money.

SIGNATURES
Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

KBS REAL ESTATE INVESTMENT TRUST II, INC.

Dated: June 4, 2014	BY:	/s/ David E. Snyder
David E. Snyder
Chief Financial Officer